Exhibit T3B-1

Logo of Light ENERGIA

LIGHT ENERGIA S.A.

CNPJ/MF No. 01.917.818/0001-36

NIRE No. 33.3.0016560-6

Publicly-held company

Wholly-owned subsidiary of Light S.A. - Under Judicial Reorganization

MINUTES OF THE EXTRAORDINARY AND ANNUAL GENERAL MEETING OF LIGHT ENERGIA S.A. (“COMPANY”), HELD ON APRIL 4, 2024, DRAWN UP IN SUMMARY FORM, AS PROVIDED FOR IN §1 OF ARTICLE 130 OF LAW NO. 6.404/1976 (“THE BRAZILIAN CORPORATION LAW”).

1. Date, time and place: On April 4, 2024, at 6:00 pm, at the registered office of the Company, located at Av. Marechal Floriano, No. 168, part, 2nd floor – corridor B, Downtown, in the City of Rio de Janeiro, State of Rio de Janeiro.

2. Call notice and attendance: The Company’s sole shareholder, Light S.A. - Under Judicial Reorganization, attended the Meeting, as per signatures in the Shareholders’ Attendance Book, and the publication of call notices was waived, as provided for in article 124, § 4, of the Brazilian Corporation.

3. Board: Chairman: Alexandre Nogueira Ferreira; Secretária: Sra. Alana da Costa de Carvalho.

4. Agenda:

4.1. At the Extraordinary General Meeting

4.1.1. To resolve on the creation of a statutory reserve, pursuant to article 194 of the Brazilian Corporation Law, as well as the consequent amendment to the Company’s bylaws;

4.1.2. Rectify and ratify the resolution taken at the Annual General Meeting, held on April 28, 2023, regarding the allocation of net income determined by the Company in the fiscal year 2022;

4.1.3. To resolve on a capital increase through the capitalization of profit reserves, without the issuance of new shares, as well as the consequent amendment to the Company’s bylaws to reflect the capital increase;

4.1.4. Restate the Company’s bylaws;

4.2. In the Annual General Meeting

4.2.1. To examine, discuss and vote on the management accounts, the management report and the financial statements of the Company for the fiscal year ended December 31, 2023;

4.2.2. Examine, discuss and vote on the proposed capital budget and allocation of income for the fiscal year ended December 31, 2023; and

4.2.3. To fix the aggregate annual compensation of the Company’s management for the financial year 2024.

5. Reading of Documents and Drafting of Minutes:

5.1. The Management Report and the Financial Statements for the fiscal year ended December 31, 2023 were made available, accompanied by the Report of the Independent Auditors, Deloitte Touche Tohmatsu Auditores Independentes.

5.2. Subsequently, (i) the reading of the documents related to the matters to be resolved at this Meeting was waived, since they are fully known to the shareholder, pursuant to article 134 of the Brazilian Corporation Law; and (ii) the drawing up of these minutes in summary form was approved, as provided for in article 130, paragraph 1 of the Brazilian Corporation Law, and their publication was authorized with the omission of the signatures of the shareholders, pursuant to paragraph 2 of the same article.

6. Resolutions adopted: After analyzing and discussing the matters on the agenda, the Company’s sole shareholder resolved, without reservations or exceptions, as follows:

6.1. At the Extraordinary General Meeting:

6.1.1. In accordance with the provisions of article 194 of the Brazilian Corporation Law, the only shareholder approved the creation of the statutory reserve called “Reserve for Cash and Investment Needs”, which aims to guarantee the maintenance, development and expansion of corporate activities, including through investments in existing businesses and in the new Company projects, as well as to reinforce working capital and ensure compliance with its short- and medium-term obligations. The Reserve for Cash and Investment Needs (i) shall be formed by the retention of the balance of net income that has no other allocation by the General Meeting, by law or by the Bylaws; (ii) shall be formed with up to seventy-five percent (75%) of the adjusted net income for each year; and (iii) shall not exceed, together with the other profit reserves, the value of the capital stock, subject to the provisions of article 199 of the Brazilian Corporation Law. Due to the creation of such statutory reserve, the sole shareholder also approved the inclusion of Paragraph Seven to Article 21 of the Company’s Bylaws, which shall become effective as follows:

“Paragraph Seven - The General Meeting may allocate, in whole or in part, the remaining balance of net income that has no other allocation by the General Meeting, by law or by these Bylaws to the Cash and Investment Needs Reserve, which aims to ensure the maintenance, development and expansion of corporate activities, including through investments in the Company’s existing businesses and new projects, as well as to reinforce working capital and ensure compliance with its short and medium-term obligations. The Cash and Investment Needs Reserve shall be formed with up to seventy-five percent (75%) of the adjusted net income for each year, and shall not exceed, together with the other profit reserves, the value of the capital stock, subject to the provisions of article 199 of the Brazilian Corporation Law.”

6.1.2. Subsequently, the sole shareholder approved the rectification and ratification of the resolution taken at the Annual General Meeting, held on April 28, 2023, to state that, with respect to the allocation of net income for the fiscal year 2022, after deducting the amount distributed to the sole shareholder as mandatory minimum dividends for the fiscal year 2022, the balance of net income determined by the Company in that year (as adjusted by the effect of the realization of the equity valuation adjustment in the amount of fourteen million, eight hundred and thirty thousand, nine hundred and forty Reais and fifty-two cents (R$14,830,940.52) corresponding to one hundred and twenty-four million, five hundred and sixty-four thousand, five hundred and eleven Reais and forty-four cents (R$124,564,511.44) shall be fully withheld based on the Company’s capital budget, pursuant to article 196 of the Brazilian Corporation Law. The sole shareholder authorized the Company’s Management to take all necessary measures to carry out the rectification and ratification of the resolution indicated herein, including with respect to its effects on the Company’s accounting records, if applicable.

6.1.3. The sole shareholder also approved the capitalization of a portion of the Legal Reserve in the amount of thirteen million, five hundred and fifty-six thousand Reais (R$13,556,000.00), without the issuance of new shares, increasing the capital stock from seventy-seven million, four hundred and twenty-one thousand, five hundred and eighty-one Reais (R$77,421,581.00) to ninety million, nine hundred and seventy-seven thousand, five hundred and eighty-one Reais (R$90,977,581.00). As a result of the resolution, the sole shareholder approved the amendment to the main paragraph of article 5 of the Company’s Bylaws to modify the value of the capital stock, which becomes effective as follows:

“Article 5 The Company’s capital stock is ninety million, nine hundred and seventy-seven thousand, five hundred and eighty-one Reais (R$90,977,581.00) fully paid up, represented by seventy-seven million, four hundred and twenty-one thousand, five hundred and eighty-one (77,421,581) common shares, all registered, with no par value.”

6.1.4. Due to the resolutions contained in items 6.1.1 and 6.1.3, the sole shareholder approved the restatement of the Company’s bylaws, in the form of Exhibit I.

6.2. In the Annual General Meeting:

6.2.1. The sole shareholder approved, with no reservations or exceptions, the management accounts, the management report and the financial statements of the Company for the fiscal year ended December 31, 2023 and the accompanying documents.

6.2.2. The sole shareholder approved the capital budget for the fiscal year 2024 and the proposal for the allocation of net income determined by the Company for the fiscal year ended December 31, 2023, in the total amount of three hundred and sixty-eight million, one hundred thousand, seven hundred and fourteen Reais and seventy-seven cents (R$368,100,714.77), as adjusted for the effect of realization of the equity valuation adjustment in the amount of fourteen million, five hundred and sixty-four thousand, one hundred and seventy-three Reais and fourteen cents (R$14,564,173.14) as follows: (i) the amount of six million, two hundred and eighty-nine thousand, one hundred and ninety Reais and ninety-six cents (R$6,289,190.96) shall be allocated to the Legal Reserve; (ii) the amount of ninety-four million, ninety-three thousand, nine hundred and twenty-four Reais and twenty-four cents (R$94,093,924.24) corresponding to 25% of net income, as adjusted pursuant to item I of article 202 of the Brazilian Corporation Law, shall be allocated to the Company’s sole shareholder as a mandatory dividend; and (iii) the remaining amount of two hundred and eighty-two million, two hundred and eighty-one thousand, seven hundred and seventy-two Reais and seventy-one cents (R$282,281,772.71) shall be allocated as follows: (a) the amount of two hundred and nine million and five hundred thousand Reais (R$209,500,000.00) shall be retained based on the capital budget for the fiscal year 2024, pursuant to article 196 of the Brazilian Corporation Law; and (b) the amount of seventy-two million, seven hundred and eighty-one thousand, seven hundred and seventy-two Reais and seventy-one cents (R$72,781,772.71) shall be allocated to the Cash and Investment Needs Reserve.

6.2.3. The sole shareholder approved the fixing of the annual global amount compensation of management for the fiscal year 2024, in the amount of up to two million, nine hundred and thirty-nine thousand, five hundred and sixty-seven Reais (R$2,939,567.00).

7. Closing: There being no further business to discuss, these minutes were drawn up, which were signed by the Board and the representatives of the shareholder.

Alexandre Nogueira Ferreira	Alana da Costa de Carvalho
Chairman of the Board	Secretary of the Board

Shareholder:

Light S.A. - Under Judicial Reorganization

By: Renata Yamada Bürkle / Rodrigo Tostes Solon de Pontes

EXHIBIT I

Restated Bylaws

LIGHT ENERGIA S.A.

CNPJ/ME No. 01.917.818/0001-36

NIRE No. 33.3.0016560-6

BYLAWS

CHAPTER I - NAME, PURPOSE, DURATION AND HEADQUARTERS

Article 1 The Company’s name is LIGHT ENERGIA S.A. and it is governed by these Bylaws and by the applicable legislation in force.

Article 2 The purpose of the Company is to: (a) study, plan, design, build, operate and explore systems for the electricity generation, transmission and sale and related services that have been or shall be granted or authorized, in any title, or to companies in which it maintains or shall maintain shareholding control; (b) develop activities in different energy fields, in any of their sources, with a view to the economic and commercial exploitation; (c) provide technical services for the operation, maintenance and planning of third-party electrical installations; (d) assign by consideration easement bands of air transmission lines and areas of exploitable land of plants and reservoirs, provided that they are accounted for separately, and that the assignment is previously approved by the authority that grants concession, authorization or permit for the Company to carry out any of the activities provided for in its corporate purpose; (e) carry out activities directly or indirectly related to its purpose; and (f) participate in other companies as a partner, shareholder or quotaholder.

Article 3 The Company has its registered office and domicile in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Marechal Floriano, No. 168, part, 2nd floor, Corridor B, Downtown, and by resolution of the Executive Board, the Company may open and maintain branches, offices or other facilities in any part of the Country, and for tax purposes, a portion of the capital shall be allocated to each of them. The opening and maintenance of branches, offices or other facilities abroad shall be subject to resolution by the Board of Directors.

Article 4 The Company has an indefinite term of duration.

CHAPTER II - CAPITAL STOCK AND SHARES

Article 5 The Company’s capital stock is ninety million, nine hundred and seventy-seven thousand, five hundred and eighty-one Reais (R$90,977,581.00) fully paid up, represented by seventy-seven million, four hundred and twenty-one thousand, five hundred and eighty-one (77,421,581) common shares, all registered, with no par value.

Sole Paragraph - The capital stock is represented exclusively by registered common shares and each share corresponds to the right to one vote at the Company’s General Meetings.

Article 6 Shareholders shall have preemptive rights to subscribe to new shares issued in any capital increases of the Company, in proportion to their holdings in the Company’s capital.

CHAPTER III - COMPANY MANAGEMENT

Article 7 The Company will be managed by a Board of Directors and an Executive Board.

Paragraph One - The members of the Board of Directors and the Executive Board members shall take office within thirty (30) days after their elections, upon signing an instrument of possession recorded in the books kept by the Company for this purpose, and shall remain in their positions until their substitutes take office.

Paragraph Two - The General Meeting will establish the overall annual remuneration of the Managers, including benefits of any nature, with the Board of Directors being responsible for distributing the established remuneration.

SECTION I - BOARD OF DIRECTORS

Article 8 In compliance with the provisions of article 140 of Law 6.404, the Board of Directors will be composed of up to nine (9) members, all elected and removable by the General Meeting, with a unified term of two (2) years, with reelection permitted.

Sole Paragraph - At the General Meeting that resolves on the election of the Board of Directors, the shareholders must define the effective number of members of the Board of Directors for the respective term.

Article 9 The Chairman of the Board of Directors will be chosen from among the Directors, by majority vote, at the first meeting of the Board of Directors held after the respective election.

Paragraph One - The Chairman of the Board of Directors will be replaced, in the event of temporary impediments, by the Vice-Chairman, or, in the absence of the latter, by another Director to be appointed by the Chairman of the Board and, in the absence of an appointment, by the choice of the other members of the Board, by majority vote.

Paragraph Two – The offices of Chairman of the Board of Directors and of Chief Executive Office, or main executive of the Company may not be occupied by the same person.

Paragraph Three - Except as provided in these Bylaws, in the event of a vacancy in any Director position, a meeting of the Board of Directors shall be called, at which the remaining Directors shall proceed to the new election of the replacement(s), who shall serve until the first Annual General Meeting of the Company. In the event of the vacancy occurring less than six (6) months before the Annual General Meeting, the Board of Directors may choose to leave the position vacant.

Paragraph Four - In the event of a vacancy in the majority of the positions of members of the Board of Directors, the General Meeting must be immediately convened to proceed with the new election of substitute directors who must remain in office until the end of the term of office of the member(s) replaced.

Paragraph Five - In the event of a vacancy in the position of Chairman of the Board, the Vice-Chairman shall take over and remain in office until the Board of Directors elects a new Chairman. In the event of a vacancy in the position of Vice-Chairman of the Board, a meeting of the Company’s Board of Directors shall be immediately called to elect a replacement.

Article 10 The Board of Directors shall meet, ordinarily, once every two (2) months and extraordinarily, whenever called by any of its members, or by the Chief Executive Officer with at least five (5) days’ notice, including the dates of the call and the holding of the meeting, provided that annual meetings may be waived in the absence of a matter for resolution. Meetings of the Board of Directors may be held by telephone conference, video conference or by any other means of communication in which there is unequivocal proof of participation and voting.

Paragraph One - Meetings of the Board of Directors shall only be considered validly held if attended by the majority of the Directors. Meetings attended by all Directors shall be considered valid, regardless of the call provided for in the head provision of this article.

Paragraph Two - The Director will be considered present at the meeting, even through remote attendance, provided that he/she expresses his/her vote through a written declaration, forwarded to the Chairman and/or the Board’s secretary, by the end of the meeting.

Paragraph Three - The decisions of the Board of Directors shall be taken by the vote of the majority of those present at the meeting. In the event of a tie in the resolutions, the Chairman of the Board shall have the casting vote.

Paragraph Four - In resolutions that imply a conflict of interest, including, but not limited to, those that concern the carrying out of business by the Company or its subsidiaries with related parties or interested persons, the director in conflict with the related party or interested persons who intend to carry out such business shall be absent from the room during the discussion and vote on the matter under resolution that will be taken by the majority of the other directors.

Article 11 In exercising its duties, the Board of Directors is responsible, in particular, for:

I - establishing the general orientation of the Company’s business, as well as approving business plans, annual or multi-year budgets and their revisions;

II - convening the General Meeting;

III - electing and dismissing the Company’s Statutory Officers and establish their duties;

IV - expressing an opinion on the management report, the Executive Board accounts and the financial statements, which must be submitted for its consideration;

V - supervising the management of the Statutory Officers, being able to examine, at any time, the Company’s books and papers, as well as request information on contracts signed or in the process of being signed, and any other acts;

VI - establishing the form of distribution of the remuneration of the Company’s Managers, once the overall amount is set by the General Meeting;

VII - in compliance with legal provisions, approving the Company’s dividend policy and declare, during the fiscal year and until the General Meeting, interim dividends, including as partial or total advance payment of the mandatory minimum dividend, on account of profits determined in a half-yearly, quarterly or shorter period balance sheet or of accumulated profits or profit reserves existing in the last balance sheet, as well as resolving on the approval and payment of interest on equity;

VIII - expressing an opinion on the creation of any capital reserve for contingencies and/or any profit reserve, as well as any operation or mechanism that may result in a reduction in the profits to be distributed to shareholders by the Company or, indirectly, by its subsidiaries;

IX - resolving on the creation of any liens and encumbrances on the Company’s movable or immovable assets, or the pledge or assignment of revenues or credit rights as collateral for financial or non-financial transactions to be entered into by the Company, whenever the total value of the assets subject to the guarantee exceeds five percent (5%) of the Company’s total net equity, or any lower percentage thereof that may be established by the Board of Directors, determined based on the Company’s most recent audited financial statements;

X - resolving on the performance of any legal transaction whose purpose is the acquisition or sale, or even the creation of liens and encumbrances of any nature by the Company on equity interests, securities, subscription or acquisition rights, in an amount exceeding fifty million reais (R$50,000,000.00);

XI - resolving on the contracting, by the Company and any of its subsidiaries, of an obligation in a single transaction or in a series of linked transactions, in an amount exceeding fifty million reais (R$50,000,000.00), including the execution of a contract, the carrying out of an investment and/or the sale or acquisition of any assets forming part of the Company’s permanent assets, as well as derivative transactions, regardless of the amount involved;

XII - approval of the Company’s association with third parties to carry out a joint venture, consortium or joint ventures;

XIII - the approval of transactions between the Company or its subsidiaries and parties related to the Company, as defined in the Related Party Transactions Policy, except for transactions between related parties for which, due to their nature, counterparty, or habitual nature within the normal course of the Company’s or its subsidiaries’ business, the Board of Directors has delegated its approval to the Executive Board, by means of a specific resolution or, further, through the Related Party Transactions Policy;

XIV - approval of the Company’s credit limit policy, as well as other policies provided for in the law, the approval of which is the responsibility of the Board of Directors;

XV - giving an opinion or resolving, as the case may be, on the redemption, amortization or acquisition, by the Company, of shares issued by it, for the purpose of holding them in treasury for subsequent cancellation and/or sale, in accordance with applicable legislation;

XVI - resolving on the issue of debentures convertible into shares, within the limit of the authorized capital, debentures not convertible into shares, promissory notes (“commercial papers”) and/or other credit securities or similar instruments intended for distribution in capital markets;

XVII - choosing and dismissing independent auditors;

XVIII - giving an opinion on the request to cancel the Company’s registration as a publicly-held company;

XIX - giving an opinion on the dissolution and liquidation, or even authorization that allows the Company’s management to request judicial or extrajudicial reorganization, or even to declare the bankruptcy of the Company or its subsidiaries;

XX - establishing advisory committees for the Board of Directors, the latter being responsible for defining their respective duties, operation and remuneration;

XXI - approving the voting instructions to be cast by the Company’s representatives at the General Meetings, Members’ Meetings and/or Management Meetings of companies in which it participates as a shareholder or quotaholder, provided that the resolution involves a matter the amount of which, as calculated proportionally to the interest held by the Company, exceeds fifty million Reais (R$50,000,000.00). In case of a resolution involving a matter the amount of which is lower, the voting instructions shall be approved by the Statutory Executive Board; and

XXII - resolving on the granting of stock options or stock-based compensation to managers or employees of the Company or other companies controlled by the Company.

Paragraph One - The Company will supplement the social security of its employees, through BRASLIGHT Social Security Foundation, in the manner and means approved by the Board of Directors.

Paragraph Two - The financial limits for resolution by the Board of Directors will be adjusted, in January of each year, by the Broad National Consumer Price Index - IPCA.

SECTION II – EXECUTIVE BOARD

Article 12 The Executive Board will be composed of up to eight (8) Officers, necessarily being: one (1) Chief Executive Officer, one (1) Investor Relations Officer and other Officers without specific designation, all with a term of office of three (3) years, with re-election permitted.

Paragraph One - The Chief Executive Officer shall be responsible for choosing his/her replacement from among the other Officers in the event of his/her absence or temporary impediment. The other Officers, in turn, shall be replaced, in the event of temporary absence or impediment, by another Officer designated by the Chief Executive Officer.

Paragraph Two - In the event of a permanent vacancy in the position of Chief Executive Officer, the Board of Directors shall elect a replacement, who shall complete the term of office of the person being replaced. In the event of a permanent vacancy in the position of any Officer, the Chief Executive Officer shall appoint a replacement from among the other Officers until the Board of Directors elects his/her permanent replacement for the remaining term of office.

Paragraph Three - The Executive Board shall meet at any time, whenever the interests of the Company so require, convened by the initiative of the Chairman or at the request of any of the Officers. Executive Board meetings may be held by telephone conference, video conference or by any other means of communication that can ensure the authenticity of the Officer’s participation and vote.

Article 13 The Officers shall perform their duties in accordance with the Company’s corporate purpose and in such a way as to ensure the normal conduct of its business and operations in strict compliance with the provisions of these Bylaws and the resolutions of the General Shareholders’ Meetings and the Board of Directors.

Article 14 The Executive Board, as a collegiate body, is responsible for, subject to the restrictions of current legislation, carrying out all acts necessary to ensure the regular operation of the Company and the conduct of the company’s business, including the approval of the duties and competences of the positions subordinate to it.

Paragraph One - The Chief Executive Officer shall be responsible for implementing the determinations of the Board of Directors and the General Meeting and for being in charge of managing the Company’s business, including monitoring the performance of the duties of the other Statutory Officers.

Paragraph Two - The Investor Relations Officer is responsible for the duties conferred by current legislation, including providing information to investors, the CVM and B3 S.A. - Brasil, Bolsa, Balcão (“B3”), as well as keeping the Company’s registration updated in accordance with applicable regulations.

Paragraph Three - Officers without specific designation will be responsible for implementing the policies and guidelines established by the Chief Executive Officer and the Board of Directors.

Article 15 The Company shall only be considered validly obligated upon signature:

a) of any two (2) Officers, acting jointly; or

b) of any Officer, together with one (1) attorney-in-fact, acting in accordance with the limits established in the respective power of attorney; or

c) two (2) attorneys-in-fact, acting jointly and within the limits established in their respective powers of attorney; or

d) of at least one (1) attorney-in-fact, in the case of ad judicia and ad judicia et extra powers to represent the Company in specific judicial or administrative proceedings and incidents arising therefrom, always acting in accordance with the limits established in the respective power of attorney.

Sole Paragraph - The Company will be validly bound by the individual signature of any member of the Executive Board, if such representation is previously approved by the Board of Directors.

Article 16 Any member of the Board of Directors or attorney-in-fact, acting individually and within the limits established in the respective power of attorney, shall have the power to perform the following acts:

a) endorsement of checks, for deposit in the Company’s accounts;

b) issuing of trade notes and endorsing them for collection purposes;

c) receipt of summons, subpoenas and judicial and administrative notifications, provision of personal testimony and representation as an agent in hearings;

d) practice of administrative acts in general, before public bodies and tax and/or para-tax entities in the federal, state or municipal areas, including the Federal Revenue Service, INSS, Caixa Econômica Federal, Commercial Registries and notary offices, being able to sign petitions, requests, objections, appeals, withdrawal of defense in 1st Administrative level of jurisdiction, withdrawal of appeal in appellate administrative judgment, Chamber or Plenary at state, municipal and federal level, tax books, accounting books, commercial books, authorization to print tax documents, monthly and annual statements and/or information, petitions for use of ICMS credit, requests for reimbursement and/or offset of taxes, requests for installment payment of debts, communications, requests for clearance certificates, information guides, information statements, tax refund or offset statements and tax regularizations; and

e) compliance with and negotiation of tax, labor or social security obligations, provided that this does not result in the assumption of new obligations.

Sole Paragraph - The granting of powers of attorney by the Company, except for those intended to perform the acts provided for in Article 11 above, will always depend on the signature of two (2) Officers, and the respective instruments will expressly establish the powers of the attorneys-in-fact, and have a maximum term of validity of one (1) year. Exceptions are powers of attorney granted for judicial purposes, that may be granted for an indefinite term, and those that must follow requirements defined by government or regulatory bodies or that are issued within the scope of long-term financing contracts or within the scope of management contracts of guarantees linked to financing contracts with resources from banks/agencies/constitutional development/promotion funds, respecting the terms of their guarantees, which may have a determined validity period of more than one (1) year, and in the cases of the exception above, the delegation of powers with reservation of equal powers is allowed.

CHAPTER IV-FISCAL COUNCIL

Article 17 The Company will have a non-permanent Fiscal Council, which will exercise the powers imposed by law and which will only be installed upon request by shareholders representing at least two percent (2%) of the shares with voting rights.

Sole Paragraph - The Fiscal Council shall be composed of at least three (3) and at most five (5) effective members and their respective alternates, shareholders or not, resident in the country, with reelection permitted. In the fiscal years in which the installation of the Fiscal Council is requested, the General Meeting shall elect its members and establish their respective remuneration, and the term of office of the Fiscal Council members shall end on the date of the first annual General Meeting held after its installation.

CHAPTER V - GENERAL MEETING

Article 18 The General Meeting shall be annual or extraordinary. The Annual General Meeting shall be held within four (4) months following the end of the financial year and Extraordinary General Meetings shall be held whenever the interests of the Company so require.

Article 19 The General Meetings shall be chaired by the Chairman of the Board of Directors or, in his absence, by the Chief Executive Officer of the Company or, in his absence, by any of the Officers of the Company, and may be held in person, partially digitally or exclusively digitally. The Secretary of the General Meeting shall be appointed by the Chairman of the General Meeting.

Sole Paragraph - The call notice will determine, in addition to the documentation necessary to enable the shareholder’s presence at the General Meetings, the respective deadline for sending it to the Company.

Article 20 Except in cases specified by law, the decisions of the General Meeting will be taken by the affirmative vote of the majority of shareholders present, subject to article 28, sole paragraph of these Bylaws.

CHAPTER VI - FISCAL YEAR AND FINANCIAL STATEMENTS

Article 21 At the end of each fiscal year, which will be on December 31 of each year, financial statements shall be prepared in accordance with applicable legal standards. The Company may, at the discretion of the Board of Directors, prepare financial statements on a half-yearly, quarterly or shorter periods, in compliance with legal requirements, and the Board of Directors may resolve and declare interim dividends to the account of net income recorded in the period or to the account of accumulated profits or profit reserves, including as an advance, in whole or in part, of the mandatory dividend for the current fiscal year.

Paragraph One - After the deductions provided for by law have been made, the General Meeting will decide on the distribution of profits based on a proposal presented by the Board of Directors, after hearing the Board of Directors and, if in operation, after obtaining the opinion of the Fiscal Council.

Paragraph Two - In each fiscal year, shareholders will be entitled to a mandatory dividend of twenty-five percent (25%) of the Company’s net profit, in accordance with article 202 of the Corporation Law.

Paragraph Three - The Board of Directors may also decide to pay interest on equity in accordance with current legislation, in total or partial replacement of dividends, including interim dividends whose declaration is permitted by the “head provision” of this article, or in addition to them.

Paragraph Four - The Board of Directors shall be responsible, in compliance with current legislation, for setting, at its discretion, the amount and date of payment of each installment of interest on equity, or of interim dividends, the payment of which it shall decide.

Paragraph Five - The General Meeting will decide on the attribution, to the value of the mandatory dividend, of the net amount of interest on equity decided by the Company during the fiscal year.

Paragraph Six – Interim dividends and interest on equity shall be paid on the dates and at the locations indicated by the Investor Relations Officer of the Company. If they are not claimed within three (3) years from the start of payment, they shall revert to the Company.

Paragraph Seven - The General Meeting may allocate, in whole or in part, the remaining balance of net income that has no other allocation by the General Meeting, by law or by these Bylaws to the Cash and Investment Needs Reserve, which aims to ensure the maintenance, development and expansion of corporate activities, including through investments in the Company’s existing businesses and new projects, as well as to reinforce working capital and ensure compliance with its short and medium-term obligations. The Cash and Investment Needs Reserve shall be formed with up to seventy-five percent (75%) of the adjusted net income for each year, and shall not exceed, together with the other profit reserves, the value of the capital stock, subject to the provisions of article 199 of the Brazilian Corporation Law.

CHAPTER VII - SALE OF CONTROLLING POWER

Article 22 The sale of the Company’s control, whether through a single transaction or through successive transactions, must be contracted under a condition, whether precedent or termination, that the acquirer of control undertakes to formulate, within a maximum period of ninety (90) days, a public offering to acquire the shares of the other shareholders, in order to ensure them equal treatment to that given to the selling controlling shareholder.

Article 23 The public offering referred to in the previous article must also be carried out: (a) in cases where there is an onerous assignment of subscription rights to shares and other securities or rights related to securities convertible into shares, which results in the Company’s Sale of control; and, (b) in the event of sale of control of a company that holds the Controlling Power of the Company, in which case the selling controlling shareholder is required to declare to B3 - Brasil, Bolsa, Balcão S. A. (“B3”) the value attributed to the Company in this sale and attach documentation evidencing it.

Article 24 Anyone who already holds shares in the company and acquires controlling power, by virtue of a private share purchase agreement entered into with the controlling shareholder, involving any number of shares, shall be required to:

a) carry out the public offering referred to in article 23 of these Bylaws; and,

b) reimburse shareholders from whom shares were purchased on the stock exchange in the six (6) months prior to the date of the sale of control of the company, and must pay them any difference between the price paid to the selling controlling shareholder and the amount paid on the stock exchange for shares of the Company in that same period, duly adjusted.

Article 25 The shares representing the Company’s capital stock and held by members of the controlling group or their successors, in the event of their sale and/or subscription rights or slips distributed as a result of the capitalization of profits or reserves, may not be transferred, assigned or in any way sold, free of charge or for consideration, in whole or in part, without the prior and express consent of the of the authority(ies) that has (have) granted or shall grant concession, authorization or permit for the Company to carry out any of the activities provided for in its corporate purpose.

CHAPTER IX – ARBITRAL TRIBUNAL

Article 26 The Company, its shareholders, managers and members of the fiscal council, both sitting and alternate, if any, undertake to resolve, through arbitration, before the Market Arbitration Chamber, in accordance with its regulations, any and all dispute that may arise between them, related to or arising from their condition as issuer, Shareholders, Managers and members of the Fiscal Council, in particular, arising from the provisions of Law No. 6.385/76, the Corporation Law, these Bylaws, the rules issued by the National Monetary Council, the Central Bank of Brazil and the CVM, as well as other rules applicable to the operation of the capital market in general.

CHAPTER X - GENERAL PROVISIONS

Article 27 The Company shall indemnify and hold harmless the members of the Board of Directors and the Executive Board of the Company (together or individually, “Beneficiaries”), in the event of any damage or loss actually suffered by the Beneficiaries as a result of the performance of their duties.

Paragraph One - The governance, conditions and limitations of the compensation covered by this Article will be established in the Compensation Policy, to be approved by the Board of Directors, and in the respective contracts with the Beneficiaries, without prejudice to the contracting of specific insurance to cover management risks.

Paragraph Two - The Beneficiaries shall not be entitled to the indemnity commitment provided for in this Article for acts performed (i) outside the exercise of their duties; (ii) in bad faith, willful misconduct, gross negligence or through fraud; (iii) in their own interest or that of third parties, to the detriment of the Company’s social interest; (iv) in other cases provided for in the Indemnity Policy.

Paragraph Three - In cases where, after a final and irrevocable decision, it is proven that the act performed by a Beneficiary is not subject to compensation, any amounts incurred by the Company in relation to such act must be reimbursed by the Beneficiary.